Prospectus filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-294624

43,000,000 shares of Common Stock

CIMG Inc.

This prospectus relates to the resale from time to time by the selling stockholders named herein or their pledgees, donees, transferees, assignees or other successors in interest (collectively, the “Selling Stockholders”) of up to 43,000,000 shares of our common stock, par value $0.00001 per share (the “Common Stock”), of CIMG Inc., a Nevada corporation (“we,” “us,” “our,” or the “Company”).

The shares of Common Stock covered by this prospectus consist of (i) 11,000,000 shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated August 25, 2025 (the “August Securities Purchase Agreement”), (ii) up to 16,000,000 shares of Common Stock issuable upon conversion of certain convertible promissory notes (the “Notes”) issued pursuant to that certain Convertible Note and Warrant Purchase Agreement, dated February 11, 2026 (the “Note Purchase Agreement”), as amended and restated on March 21, 2026 (the “A&R Note Purchase Agreement”), and (iii) up to 16,000,000 shares of Common Stock issuable upon the exercise of certain warrants (the “Warrants”) issued pursuant to the A&R Note Purchase Agreement.

On August 25, 2025, the Company entered into the August Securities Purchase Agreement with certain investors, pursuant to which the Company issued an aggregate of 11,000,000 shares of Common Stock (on a post-1-for-20 reverse stock split basis) at a purchase price of $0.25 per share (on a pre-split basis), for aggregate gross proceeds of $55,000,000.

On February 11, 2026, the Company entered into the Note Purchase Agreement with certain investors, pursuant to which the Company issued the Notes and the Warrants. The Notes and Warrants were subsequently amended and restated pursuant to the A&R Note Purchase Agreement, which, among other things, reduced the floor conversion price of the Notes to a minimum of $0.10 per share, set the exercise price of the Warrants at $0.015 per share, and provided that Notes are not convertible prior to stockholder approval. The initial closing occurred on February 13, 2026, for aggregate gross proceeds of $1,600,000.

See “Selling Stockholders” for additional information regarding the securities being registered for resale.

Our common stock is quoted on the OTC Markets Group (“OTC Markets”) under the ticker symbol “CIMG.” Our common stock is not currently listed on The Nasdaq Stock Market LLC (“Nasdaq”), from which it was suspended. The Company has appealed the delisting determination. There can be no assurance that the appeal will be successful or that our common stock will be relisted on Nasdaq. The Selling Stockholders may sell the shares covered by this prospectus from time to time at a fixed price of $0.01 per share until such time as our common stock is quoted on OTCQX or OTCQB marketplace or listed on a national securities exchange.

The registration statement on Form S-1 of which this prospectus forms a part also includes a prospectus relating to the offer and sale by us of up to 900,000,000 shares of our Common Stock and warrants to purchase up to 900,000,000 shares of our Common Stock (the “Primary Offering Prospectus”). This registration statement was declared effective on June 17, 2026.

Investing in our Common Stock involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 of the Primary Offering Prospectus for a discussion of factors you should consider before investing in our Common Stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 17, 2026

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THE OFFERING

Securities offered by the Selling Stockholders	43,000,000 shares of Common Stock

Common Stock issued and outstanding prior to this offering	122,301,219 shares of Common Stock(1)

Common Stock issued and outstanding immediately after this offering	121,971,443 shares of Common Stock(2)

Term of this offering	The Selling Stockholders will determine when and how they will sell the shares of Common Stock offered in this prospectus (the “Resale Shares”).

Use of proceeds	The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders named in this prospectus.

Risk Factors	Investing in our Common Stock is highly speculative and involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 of the Primary Offering Prospectus.

(1)	Based on 122,301,219 shares of Common Stock issued and outstanding as of June 10, 2026. This amount excludes (i) any shares of Common Stock that may be issued by the Company in the Primary Offering as described in the Primary Offering Prospectus, (ii) 6,979 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, and (iii) 38,000,000 shares of Common Stock reserved for issuance under the Company’s 2026 Equity Incentive Plan, none of which are included in the shares outstanding as presented.

(2)	Based on 122,301,219 shares of Common Stock issued and outstanding as of June 10, 2026, excluding (i) any shares of Common Stock that may be issued by the Company in the Primary Offering described in the Primary Offering Prospectus, (ii) 6,979 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, and (iii) 38,000,000 shares of Common Stock reserved for issuance under the Company’s 2026 Equity Incentive Plan, none of which are included in the shares outstanding as presented. The number of shares of Common Stock outstanding immediately after this offering assumes the issuance of all 43,000,000 Resale Shares, including 16,000,000 shares of Common Stock issuable upon conversion of the Notes and 16,000,000 shares of Common Stock issuable upon exercise of Warrants, all of which are being registered for resale pursuant to this Resale Prospectus.

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USE OF PROCEEDS

The Selling Stockholders are selling the Resale Shares for their own accounts. We will not receive any proceeds from the sale of the Resale Shares.

SELLING STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of the shares of Common Stock held by the Selling Stockholders, including:

●	the number of shares owned by the Selling Stockholders prior to this offering;

●	the percentage owned by the Selling Stockholders prior to completion of the offering;

●	the total number of shares that are to be offered by the Selling Stockholders;

●	the total number of shares that will be owned by the Selling Stockholders upon completion of the offering; and

●	the percentage owned by the Selling Stockholders upon completion of the offering.

The Company has included an aggregate of 43,000,000 shares of Common Stock held by the Selling Stockholders for resale under this prospectus. Although the Company is not contractually obligated to register the Resale Shares, we believe that registering the Resale Shares is beneficial to us and our stockholders. Accordingly, we have agreed to register the resale of the Resale Shares pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes to the table below, we believe, based on information furnished to us, that each Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by such Selling Stockholder, subject to applicable community property laws. Based on information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer, and none of the Selling Stockholders is in the business of underwriting securities.

Certain of the Selling Stockholders have had material relationships with us within the past three years, including participating in prior financing transactions pursuant to which they acquired convertible notes and/or other securities.

	Beneficial Ownership Prior to this Offering (1)		Number of Resale Shares	Beneficial Ownership After this Offering
Name of the Selling Stockholder	Number	Percent	Number	Number	Percent
DYT INFO PTE. LTD.(2)	475,000	* %	475,000	-	-
JOYER TECH AND INFORMATION OPC(3)	1,230,000	1.36%	1,230,000	-	-
JOYER INVESTMENT LIMITED(4)	1,250,000	1.38%	1,250,000	-	-
DADA Business Trading Co., Limited(5)	1,250,000	1.38%	1,250,000	-	-
VMADE CO., LIMITED(6)	1,250,000	1.38%	1,250,000	-	-
Easygo Business Co., Ltd(7)	1,195,000	1.32%	1,195,000	-	-
Social e-commerce Co., Ltd(8)	1,200,000	1.33%	1,200,000	-	-
RR Digital Tech Limited(9)	1,200,000	1.33%	1,200,000	-	-
Fixed Star Future Technology Ltd.(10)	1,200,000	1.33%	1,200,000	-	-
Whaleflow Group Ltd(11)	750,000	* %	750,000	-	-
Xiangrong Dai(12)	8,000,000	8.17%	8,000,000	-	-
Yanqin Chen(13)	8,000,000	8.17%	8,000,000	-	-
Metaverse Intelligence Tech Ltd(14)	8,416,667	8.55%	8,000,000	416,667	*	%
YY Tech Inc.(15)	8,416,667	8.55%	8,000,000	416,667	*	%

*	Less than 1% ownership.

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(1)	Based on 89,971,443 shares of Common Stock issued and outstanding as of April 27, 2026.

(2)	Represents 475,000 shares of Common Stock held by DYT INFO PTE. LTD. DYT INFO PTE. LTD.’s registered address is 112 Robinson Road, #03-01 Robinson 112, Robinson 068902, Singapore.

(3)	Represents 1,230,000 shares of Common Stock held by JOYER TECH AND INFORMATION OPC. JOYER TECH AND INFORMATION OPC’s registered address is Pablo Roman St., BF Resort Village, Parañaque City, Manila, Philippines.

(4)	Represents 1,250,000 shares of Common Stock held by JOYER INVESTMENT LIMITED. JOYER INVESTMENT LIMITED’s registered address is Flat/RM AZ, 12/F, 300 Lockhart Road, Wan Chai, Hong Kong.

(5)	Represents 1,250,000 shares of Common Stock held by DADA BUSINESS TRADING CO., LIMITED. DADA BUSINESS TRADING CO., LIMITED’s registered address is Unit 3709, 37/F, Tower 2, Lippo Centre, 89 Queensway, Admiralty, Hong Kong.

(6)	Represents 1,250,000 shares of Common Stock held by VMADE CO., LIMITED. VMADE CO., LIMITED’s registered address is Flat OIA1, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong.

(7)	Represents 1,195,000 shares of Common Stock held by Easygo Business Co., Ltd. Easygo Business Co., Ltd’s registered address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro 96960, Republic of the Marshall Islands.

(8)	Represents 1,200,000 shares of Common Stock held by Social e-commerce Co., Ltd. Social e-commerce Co., Ltd.’s registered address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majura 996960, Republic of the Marshall Islands.

(9)	Represents 1,200,000 shares of Common Stock held by RR Digital Tech Limited. RR Digital Tech Limited’s registered address is Sertus Incorporations (Samoa) Limited, Sertus Chambers, P.O. Box 603, Apia, Samoa.

(10)	Represents 1,200,000 shares of Common Stock held by Fixed Star Future Technology Ltd. Fixed Star Future Technology Ltd.’s registered address is Workshop 60, 3/F, Blk A East, Sun Ind Ctr, No. 16 Shing Yip St, KLN 1002, Hong Kong.

(11)	Represents 750,000 shares of Common Stock held by Whaleflow Group Ltd. Whaleflow Group Ltd’s registered address is Intershore Chambers Building, Road Town, Tortola, the British Virgin Islands.

(12)	Represents up to 8,000,000 shares of Common Stock that may be beneficially owned by Xiangrong Dai, consisting of (i) 4,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Convertible Note and Warrant Purchase Agreement, dated March 21, 2026, subject to stockholder approval, and (ii) 4,000,000 shares of Common Stock issuable upon the exercise of Warrants exercisable within 60 days.

(13)	Represents up to 8,000,000 shares of Common Stock that may be beneficially owned by Yanqin Chen, consisting of (i) 4,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Convertible Note and Warrant Purchase Agreement, dated March 21, 2026, subject to stockholder approval, and (ii) 4,000,000 shares of Common Stock issuable upon the exercise of Warrants exercisable within 60 days.

(14)	Represents up to 8,416,667 shares of Common Stock that may be beneficially owned by Metaverse Intelligence Tech Ltd, consisting of (i) 416,667 shares of Common Stock directly held, (ii) 4,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Convertible Note and Warrant Purchase Agreement, dated March 21, 2026, subject to stockholder approval, and (iii) 4,000,000 shares of Common Stock issuable upon the exercise of Warrants exercisable within 60 days. Metaverse Intelligence Tech Ltd’s registered address is Coastal Building, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, VG1110, British Virgin Islands.

(15)	Represents 8,416,667 shares of Common Stock that may be beneficially owned by YY Tech Inc., consisting of (i) 416,667 shares of Common Stock directly held, (ii) 4,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Convertible Note and Warrant Purchase Agreement, dated March 21, 2026, subject to stockholder approval, and (iii) 4,000,000 shares of Common Stock issuable upon the exercise of Warrants exercisable within 60 days. YY Tech Inc.’s registered address is Sertus Incorporations (Cayman) Limited,, 23 Lime Tree Bay Avenue Grand Cayman Cayman Islands, E9, KY1-1104.

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SELLING STOCKHOLDERS’ PLAN OF DISTRIBUTION

Our Common Stock is quoted on the OTC Markets under the ticker symbol “CIMG.” The Selling Stockholders may sell the Resale Shares from time to time on Nasdaq at a fixed price of $0.01 per share until such time as our common stock is quoted on OTCQX or OTCQB marketplace or listed on a national securities exchange.

After our common stock is quoted on OTCQX or OTCQB or listed on a national securities exchange, the securities may be sold at prevailing market prices, negotiated prices, fixed prices, or varying prices determined at the time of sale, and the Selling Stockholders may use any one or more of the following methods when selling the Resale Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the date of this prospectus;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such foregoing methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	any other method permitted pursuant to applicable law.

In connection with the sale of the Resale Shares and after our common stock is quoted on OTCQX or OTCQB or listed on a national securities exchange, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out short positions, or loan or pledge shares to broker-dealers, which in turn may sell such securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Stockholders and any broker-dealers or agents that participate in the resale of the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any commissions paid or any discounts or concessions allowed to any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Stockholders may be deemed to be “underwriters,” they may be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the requirement to deliver a copy of this prospectus to purchasers as required under the Securities Act. The Selling Stockholders have represented to us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares.

We will pay certain fees and expenses incurred by us in connection with the registration of the Resale Shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, including Regulation M, any person engaged in the distribution of the Resale Shares may be subject to restrictions on transactions in our Common Stock during the applicable distribution period.

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43,000,000 shares of Common Stock

CIMG Inc.

Prospectus dated June 17, 2026